Exhibit 99.1

FOR IMMEDIATE RELEASE:

Reis, Inc. Reports Verdict from Gold Peak Litigation

NEW YORK, March 14, 2012: Reis, Inc. (NASDAQ:REIS) (“Reis” or the “Company”), a leading provider of commercial real estate market information and analytical tools, reported that on March 13, 2012 a jury in Douglas County, Colorado, rendered a verdict in the Company’s previously disclosed litigation regarding construction defects at its former Gold Peak condominium project outside of Denver, Colorado. Reis, one of its subsidiaries (Gold Peak at Palomino Park LLC (“GP LLC”)), two former officers of Reis (one of whom was also a director), and the construction manager/general contractor (Tri-Star Construction West, LLC (“Tri-Star”)) for the project were defendants in the suit, brought by the Gold Peak homeowners association. The jury found Reis, jointly and severally with GP LLC and the former officers, liable for an aggregate of $18.2 million. The Company is reviewing the decision with counsel and believes there will be grounds for appeal, as well as for motions for post-trial relief.

In connection with the development of Gold Peak, the Company purchased a commercial general liability “WRAP” insurance policy from ACE Westchester (“ACE”) that covers the Company (including its subsidiaries) and its former officers, Tri-Star and Tri-Star’s subcontractors. The Company, upon advice of counsel and based on a reading of the policy, has taken the position that a total of $9 million (and possibly $12 million) of coverage is available for this claim. ACE has taken the position that only $3 million of coverage is provided. The Company has filed suit against ACE, alleging failure to cover this claim, bad faith and other related causes of action. In particular, the Gold Peak litigation could have been settled for $12 million or less prior to the trial; the Company takes the position that ACE is liable for all additional damages stemming from this failure to engage and settle. The Company has also brought a separate claim against the architect and a third party inspector engaged at Gold Peak, and is also seeking coverage under additional applicable insurance policies maintained by the Company, co-defendants or others, including Reis’s directors’ and officers’ insurance policy.

As of December 31, 2011, based on the best available information at that time, the Company recorded a charge of approximately $4.5 million in discontinued operations, representing the low end of the Company’s expected range of net exposure. This amount reflected a $7.74 million exposure, less the minimum expected insurance recovery of $3.0 million. The Company will continue to review the verdict and further developments in order to determine the proper accounting treatment in the Company’s first quarter 2012 financial statements, but as of this date, if there is no additional recovery from insurers or other parties, we would expect to record an additional charge of approximately $10.5 million in the first quarter of 2012.  As previously disclosed, this charge would be reflected in discontinued operations and would negatively impact net income, but would not impact income from continuing operations.

The Company has 30 days to file post-trial motions and will have an additional period of time to file an appeal of the judgment. In order to appeal the verdict, the Company will be required to post a bond. If this matter is appealed, a final resolution would likely be deferred into 2013 (although the Company reserves the right to settle this matter sooner).

If Reis is required to pay all or substantially all of the judgment, it would have a material impact on the Company’s consolidated financial position and cash flows. The Company will seek recovery under all available insurance policies, including the ACE policy, and pursue appropriate additional actions, and will continue discussions to settle this matter on terms favorable to the Company.

About Reis

The Company’s primary business is providing commercial real estate market information and analytical tools for its subscribers, through its Reis Services subsidiary.  Reis Services, including its predecessors, was founded in 1980. Reis maintains a proprietary database containing detailed information on commercial properties in metropolitan markets and neighborhoods throughout the U.S. The database contains information on apartment, office, retail, warehouse/distribution and flex/research & development properties and is used by real estate investors, lenders and other professionals to make informed buying, selling and financing decisions. In addition, Reis data is used by debt and equity investors to assess, quantify and manage the risks of default and loss associated with individual mortgages, properties, portfolios and real estate backed securities. Reis currently provides its information services to many of the nation’s leading lending institutions, equity investors, brokers and appraisers.

Reis, through its flagship institutional product, Reis SE, and through its new small business product, ReisReports, provides online access to a proprietary database of commercial real estate information and analytical tools designed to facilitate debt and equity transactions as well as ongoing evaluations. Depending on the product, users have access to trend and forecast analysis at metropolitan and neighborhood levels throughout the U.S. and/or detailed building-specific information such as rents, vacancy rates, lease terms, property sales, new construction listings and property valuation estimates. Reis’s products are designed to meet the demand for timely and accurate information to support the decision-making of property owners, developers, builders, banks and non-bank lenders, and equity investors. These real estate professionals require access to timely information on both the performance and pricing of assets, including detailed data on market transactions, supply, absorption, rents and sale prices. This information is critical to all aspects of valuing assets and financing their acquisition, development and construction.

For more information regarding Reis’s products and services, visit www.reis.com and www.ReisReports.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by Reis, Inc., may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Reis, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Please refer to the company’s annual report on Form 10-K, on file with the Securities and Exchange Commission, for a more detailed discussion of various risks that could cause results to differ materially.

Press Contact:      Mark P. Cantaluppi
Vice President, Chief Financial Officer
Reis, Inc.
(212) 921-1122

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